Exhibit 99.2
NEWS

Contact:  David Weinberg                                                                              Melody A. Carey
                 Chief Financial Officer                                                                    Rx Communications Group, LL
                 C973-994-3999 x7933                                                                        917-322-2571

COLUMBIA LABORATORIES RAISES $6.9 MILLION THROUGH SALE OF CONVERTIBLE PREFERRED STOCK

LIVINGSTON, NJ—May 10, 2005—Columbia Laboratories, Inc. (NASDAQ: CBRX) today announced that it has raised $6.9 million in gross proceeds to the Company through the sale of 69,000 shares of Series E Convertible Preferred Stock (“Preferred Stock”) in a private placement to institutional investors; Perry Corp. (“Perry”), Knott Partners, and Harvest Management, LLC. In addition, Columbia’s Board of Directors has approved a request by Perry to allow Perry to acquire Beneficial Ownership, as defined by the Company’s Shareholder Rights Plan (“Rights Plan”), of up to 24% of the Company’s currently outstanding Common Stock. Under a prior exemption from the Rights Plan, Perry was limited to a maximum 19.9% Beneficial Ownership.

“We are pleased to receive this support and vote of confidence in the Company from these long-term Columbia shareholders,” stated Fred Wilkinson, Columbia’s President and Chief Executive Officer. “These additional funds strengthen our balance sheet as we continue to implement the focused strategies that underlie the recent restructuring of our sales force and marketing programs and advance our R&D program, including the PROTERM study of Prochieve 8% for the prevention of preterm birth and the development of our lidocaine vaginal gel to treat dysmenorrhea.”

The Series E Convertible Preferred Stock is convertible into 3,450,000 Shares of Columbia Common Stock. Columbia’s Common Stock closed on May 9, 2005 at a trading price of $1.89 per share.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of preferred or common shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Columbia Laboratories Raises $6.9 Million through Sale of Convertible Preferred Stock
May 10, 2005
About PROTERM
PROTERM™ (PROgesterone gel for reducing preTERM labor and delivery) is a multi-center, randomized, double-blinded, placebo-controlled Phase III clinical study designed to assess the efficacy, safety, and tolerability of Prochieve® 8% (progesterone gel) in preventing preterm delivery in pregnant women who are at increased risk for preterm delivery. The study protocol defines ‘at risk’ patients as those with a history of a spontaneous preterm delivery or a cervical length of less than, or equal to, 2.5 cm (as measured by transvaginal ultrasound) with the current pregnancy. Under the study protocol, patients are treated with either Prochieve 8% or placebo for approximately seventeen weeks, or until delivery. Treatment is initiated between 18 and 22 weeks gestation. The primary endpoint is time to delivery.

PROTERM is designed to enroll 636 patients, and is currently enrolling patients at 15 study sites nationwide. Please visit www.PretermDeliveryTrial.com for additional information or to see if you may be eligible to participate in this study. Pregnant women who have had a prior preterm birth and who may wish to participate in the study, but who do not have internet access, may contact Columbia Laboratories directly at (973) 994-3999.

About Columbia Laboratories
Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women's health care and endocrinology products. Columbia markets Prochieve® 8% (progesterone gel) for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency and Prochieve® 4% (progesterone gel) for the treatment of secondary amenorrhea. The Company also markets Striant® (testosterone buccal system) for the treatment of hypogonadism in men. Columbia's products and product candidates utilize the company's bioadhesive drug delivery technology, which is able to deliver a broad range of compounds, including peptides, across many of the body’s mucosal surfaces to address numerous therapeutic areas. The Company is investigating the potential utility of Prochieve 8% in the prevention of preterm birth and developing a vaginally-administered lidocaine product to treat dysmenorrhea and pelvic pain. For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, certain statements of Columbia Laboratories, Inc.’s expectations made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements include statements regarding the intent, belief or current expectations of Columbia Laboratories and its management team.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements.  Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of Striant®, Prochieve® 8% and Prochieve® 4% in the U.S.; the timely and successful development of products; the timely and successful completion of clinical studies, including the PROTERM™ study and the lidocaine vaginal gel study; success in obtaining acceptance and approval of new products and indications for current products by the FDA and international regulatory agencies; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and health care industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission.  Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

Striant® and Prochieve® are registered trademarks and PROTERM™ is a trademark of Columbia Laboratories, Inc.

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